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[PORTABLE SOFTWARE LETTERHEAD]

                                                                   EXHIBIT 10.26


June 24, 1998


Michael Watson
403 Main Street, Unit 411N
San Francisco, CA 94105


Dear Michael:

Portable Software Corporation (the "Company" or "Portable") is pleased to offer you the position of Vice President of Professional Services, reporting to Steve Singh, President and CEO. Following is a summary of the compensation and benefits which are included in our offer:

Compensation: $6,666.67 per semi-monthly pay period. There are 24 pay periods in a year.

Bonus: You will be eligible to earn $80,000 per year based on the Company's achievement of budgeted revenue targets. Your plan will be similar to all other executive staff members of Portable. The bonuses are calculated and paid on a quarterly basis. In your first year of employment, $10,000 per quarter of the possible annual bonus of $80,000 will be guaranteed provided you are an employee of the company on the bonuses payment dates, typically the last day of the month following the quarter's end.

Relocation Expense: You will receive a one time payment of $20,000 in cash to be paid upon your first day of employment. In the unlikely event that you voluntarily terminate employment with Portable within twelve (12) months of your start date, you agree to reimburse the Company the entire $20,000. The $20,000 will be "grossed up" so that your net payment after applicable taxes will be $20,000.

Benefits: You will be entitled to the benefits that the Company makes available to employees in positions comparable to yours.

     401(k): The Company has a salary savings plan which allows you to defer current compensation up to the limits provided under the 401k provision of the Internal Revenue Code. You are eligible to enroll in this plan on the first day of the calendar quarter following your date of hire. Your contributions to this plan are 100% vested.

     Stock: It will be recommended to the Board of Directors that you be granted an option for the purchase of 200,000 shares of Common Stock. This option will vest with respect to one-fourth (25%) of the shares after one year, with the balance vesting in equal monthly increments over the succeeding three years. Based on your

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       acceptance of the terms of this offer on or before June 29, 1998, the per share price of your options will be $2.25. If you accept this offer after June 29, 1998, the per share price is subject to change.

       Medical and Dental Benefits: The Company provides a comprehensive Medical and Dental plan. Portable pays the entire contribution for the employee. These insurance benefits begin on your date of hire. Dependent coverage is available through our plans.

       Life Insurance: The Company provides group life insurance in the amount of 2 times your base salary and accidental death insurance in the amount of 2 times your base salary additional. Portable pays the entire premium.

       Long Term Disability Insurance: The Company provides a long-term disability salary continuance plan which pays 66 2/3% of your covered monthly earnings up to a maximum of $7000/month until age 65 for disabled employees. Portable pays the entire premium.

       Vacation: You will receive 10 business days (two weeks) of vacation per year, which begins to accrue on your date of hire. The Company will work with you to accommodate your need for an additional 5 paid business days off per year.

The Company asks that you complete the enclosed "Employee Confidential Information and Inventions Agreements" prior to commencing employment. In part, the Agreement requests that a departing employee refrain from using or disclosing the Company's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of Portable or its employees. This agreement does not prevent a former employee from using his or her general knowledge and experience, no matter when or how gained, in any new field or position.

This letter and the "Employee Confidential Information and Inventions Agreements" contain the entire agreement with respect to our employment. These documents supersede and merge any earlier proposal or prior arrangement, whether oral or written, between you and the Company, and any other communications between you and the Company regarding your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the compensation and benefits paid to you and its other employees. In addition, this offer is conditioned upon your confirmation that there are no non-competition agreements or other contracts between you and any other party that would restrict or impair your right or ability to accept employment with or to work for the Company.

Under Washington State law, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right.

It is anticipated that your start date will be approximately on or before August 10, 1998. Should you have any questions with regard to any of the items indicated above, please feel free to call me. The acceptance of this offer may be made by signing the enclosed copy and faxing it to (425) 702-0674 or returning it to this office by 2:00 p.m. on June 29, 1998.
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You will need to provide employment eligibility verification within three days of your start date. This is required by the Immigration and Naturalization Service law passed in 1986. Please bring identification with you on your first day so that we may complete the I-9 form during orientation.

Michael, we hope that you and Portable will find mutual satisfaction with your employment. All of us at Portable are very excited about your joining our team and look forward to a beneficial and fruitful relationship.

Sincerely,

/s/ BONNIE J. WOOD
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Bonnie J. Wood
Recruiting Manager




ACCEPTED BY



/s/ MICHAEL WATSON                                   6/28/98
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Michael Watson                         Date



Start date:
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